EXHIBIT 10.2

July 22, 2016

Dr. Edward H. Frank

Re: Position on the Board of Directors of Cavium, Inc.

Dear Ed,

It is my sincere pleasure to welcome you as a Director on the CAVIUM, INC. (“Cavium”) Board of Directors (the “Board”). We anticipate many exciting opportunities at the company and believe that your experience and background will greatly assist us in meeting those opportunities.

Upon your appointment as a Director, pursuant to the terms of Cavium’s Non-Employee Director Compensation Policy, as may be amended from time to time (the “Policy”) and Cavium’s 2016 Equity Incentive Plan, as may be amended from time to time (the “Plan”) you have been granted a restricted stock unit award (RSU). Your RSU will vest in full on April 30, 2017, so long as you continue to serve as a Director at that time. All terms and conditions of the RSU will be set forth in the Policy, the Plan and Cavium’s form of grant notice, exercise notice and other documents relating to the Plan.

You will receive annual compensation for your service as a Director pursuant to the terms of the Policy. In addition, we will reimburse reasonable out-of-pocket expenses incurred in connection with your service as a Director in accordance with Cavium’s established reimbursement policies, including reasonable travel expenses associated with attending Cavium Board meetings. As you know, as a Director, you will not be entitled to any of the other benefits that Cavium makes available to its employees.

In your capacity as a Director of Cavium, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by Cavium.

In addition, during the term of your services as a Director and after termination of such services, you will not disclose any of Cavium confidential proprietary information, or any information of a third party provided to you by Cavium, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of Cavium.

This letter, the Indemnity Agreement and the stock equity documentation referred to herein, constitutes the entire agreement between you and Cavium. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of Cavium.

If the terms of this letter are acceptable to you, and to indicate your willingness to serve on Cavium’s Board, please sign and date this letter below. We look forward to your favorable reply and to a productive and enjoyable future relationship.

Very truly yours,

Cavium, Inc.

/s/ Syed Ali

Syed Ali

President and Chief Executive Officer

Accepted:

/s/ Edward H. Frank, Ph.D.
Edward H. Frank, Ph.D. July 22, 2016